Exhibit 10.1

July 6, 2021

Dear Tony Chung,

Pursuant to the July 6, 2021 resolution of the Board of Directors, I am happy to extend this offer of employment with Liquidmetal Technologies, Inc. (the “Company”) as the Company’s Chief Executive Officer. As the highest-ranking executive in our organization, you will be the Company’s principal executive officer, will report to the Company’s Board of Directors (the “Board”), and, subject to the Board’s authority and oversight function, will be primarily responsible for leading the Company and making major decisions for the organization including:

●	Overseeing Company operations, communicating with board members and other Company executives and making important decisions that impact the Company’s brand identity and financial health.
●	Acting as the head of the organization when communicating with stockholders, government entities and the general public.
●	Leading the development of the Company’s long- and short-term strategies.
●	Subject to the authority of the Board, managing overall operations and make major decisions affecting the organization.
●	Subject to the authority of the Board, negotiating or approving agreements and contracts for the organization.

This letter will confirm our understanding and agreement with respect to the principal details of your employment.

1.	Start Date: July 7, 2021 (the “Start Date”).

2.	Compensation: Annual base salary of $240,000 paid on a semi-monthly basis and subject to applicable tax and other withholdings.

3.

Signing Bonus:  90 days after Start Date, you shall be paid a signing bonus of $20,000 (subject to applicable tax and other withholdings), provided that you may be reimbursed for bona fide expenses related to relocation, up to $20,000 (subject to applicable tax and other withholdings), in advance of the payment of the signing bonus, and deducted therefrom.

4.

Stock Options: As an additional inducement to join the Company, on the Start Date, we shall grant you under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) nonqualified stock options to purchase up to 7,500,000 shares of the common stock of the Company with an option exercise price equal to the closing LQMT stock price on the Start Date. The vesting schedule for your stock options shall be as follows:

♦

Tranche 1: 2,500,000 stock options vesting ninety (90) days after the Start Date with a 2-year lock-up. After 2-years from the time of vesting, you may sell up to 1,250,000 of the option shares issued under Tranche 1 (provided you have exercised the options). After 3-years from the Start Date, the lock-up will terminate, and you may sell all option shares in Tranche 1 without restriction (provided you have exercised the options).

♦

Tranche 2: 5,000,000 stock options with annual vesting over 2-years (in two equal annual installments), and the option shares (when exercised) shall be subject to a lock-up and be released from such lock-up only as follows:

a.

Exchange Lock-up:  you may not sell any of the 5,000,000 option shares in this tranche unless the Company’s stock gets listed on Nasdaq and/or NYSE, except as provided in the next paragraph. Once the Company’s stock is listed on Nasdaq/NYSE, all 5,000,000 will be released from the lock up.

AND

b.

$1.00 Lock-up: After the 2-year vesting period, even if the shares are not listed on Nasdaq or the NYSE, if/when the Company’s stock closes above $1.00 (subject to adjustment for stock splits, reverse stock splits, or the like) for ten consecutive trading days (the “Dollar Date”), you may sell up to 2,500,000 option shares in Tranche 2. 1-year after the Dollar Date, you may sell the remaining 2,500,000 option shares in this tranche. If neither condition “a” or “b” is satisfied, the option shares may only be sold after five (5) years after the Start Date.

♦

Change of Control: If there is a Change of Control (as defined under the 2015 Plan) during your employment with the Company, all 7,500,000 stock options shall vest immediately, including any options already vested, and you may exercise and sell all option shares relating to such options without lockup or any restrictions whatsoever.

Subject to the foregoing, the options shall have the terms customarily contained in employee stock options granted by the Company, including termination provisions upon termination of employment. In addition, you understand that your ability to sell shares will be subject, in addition to the above lock-up, applicable insider trading laws and policies.

5.	Benefits: Standard Company medical, dental, 401k, and executive PTO.

6.	Termination notice: If the Company or you decide to terminate your employment, a 2-month advance notice is required, provided that the Company may order you to cease working and remove your access to Company systems and facilities immediately upon written notice. Notwithstanding the foregoing, if the Company terminates your employment for “Cause”, then the Company may terminate your employment upon written notice immediately and without any requirement of advance notice.

In addition to the foregoing, you may be removed from the office of Chief Executive Officer at any time by the Board. Upon termination for any reason other than a Change of Control, any options not yet vested at the time of termination shall expire.

As used herein, “Cause” shall mean the following: (1) your failure or inability to perform your duties as CEO to the reasonable satisfaction of the Board after being given written notice of the your deficiencies and having a period of at least ten (10) days to cure such deficiencies to the reasonable satisfaction of the Board; (2) dishonesty or other serious misconduct (3) the commission of an unlawful act material to your employment, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by you of any act which could reasonably affect or impact to a material degree the interests of the Company or its affiliates or subsidiaries or in some manner injure the business, or business relationships of the Company or its affiliates or subsidiaries; (7) your inability to perform an essential function of Employee’s position; (8) any material breach by you of any agreement with the Company which, if unintentional and capable of being cured, is not cured within ten (10) days of written notice of such breach by the Company you.

7.	Employee Obligations You will be required as a condition of employment to sign the Company’s standard employee policies and agreements.

Please note that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship. Please sign below indicating your acceptance of this offer and return to the Company at your convenience.

Sincerely,

__/s/ Vincent Carrubba______________________

Vincent Carrubba

Compensation Committee Chairman

Liquidmetal Technologies Board of Directors

Acknowledgment and Acceptance:

I hereby accept employment with Liquidmetal Technologies as described in this offer letter.

___/s/ Tony Chung_____________	July 6, 2021___________________
Signature	Date